Exhibit 99




Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
July 30, 2004                                               President and CEO
                                                                         OR
                                                            Pamela M. Tracy
                                                            Investor Relations
                                                            Phone: 412/364-1913

              WVS FINANCIAL CORP. ANNOUNCES FISCAL YEAR AND FOURTH
                    QUARTER NET INCOME AND EARNINGS PER SHARE

     Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported that for the fiscal year ended June 30, 2004, net income and diluted earnings per share totaled $2,302,000 and $0.90, respectively, compared to $3,348,000 and $1.28 for the same period in 2003. The $1,046,000 decrease in net income during the period was primarily attributable to a $2,402,000 decrease in net interest income and a $15,000 decrease in non-interest income, which were partially offset by a $566,000 increase in credit provisions for loan losses, a $451,000 decrease in income tax expense, and a $354,000 decrease in non-interest expense. The decrease in net interest income was primarily attributable to lower rates earned on Company assets due to historically low market interest rates, lower average balances of loans receivable, the residual effects of higher cost long-term borrowings and lower overall yields on earning assets, which were partially offset by lower rates paid on deposits and increased average balances of the Company's investment portfolio. The Company experienced higher levels of repayments on its loan and mortgage-backed securities portfolios due to refinancing activities. The Company used these proceeds to fund shorter-term loans, investments and floating rate mortgage-backed securities to better manage its interest rate risk. The decrease in non-interest income was principally attributable to a decrease in pre-tax gains recognized on the sale of investments from the Company's investment portfolio, which was partially offset by increases in deposit account fee income and mortgage application fee income. The increase in credit provisions for loan losses was primarily attributable to the work-out of non-performing assets and paydowns on the Company's loan portfolio. The decrease in income tax expense was primarily a result of lower levels of taxable income. The decrease in non-interest expense was principally attributable to decreases in payroll and benefit related costs, charitable contributions eligible for PA tax credits, and legal expenses and costs associated with the work-out on non-performing assets.

     Diluted earnings per share and net income for the quarter ended June 30, 2004 totaled $0.29 and $716,000, respectively, compared to $0.32 and $835,000 for the same period in 2003. The $119,000 decrease in net income for the quarter ended June 30, 2004 was primarily attributable to a $134,000 decrease in credit provisions for loan losses, a



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

$56,000 increase in non-interest expense, and a $17,000 increase in income tax expense, which was partially offset by a $54,000 increase in net interest income and a $34,000 increase in non-interest income. The decrease in credit provisions for loan losses was primarily attributable to lower loan workout related credit provisions in the Company's loan portfolio. The Company experienced higher levels of repayments on its loan and securities portfolios due to refinancing activities. The Company redeployed these proceeds into shorter-term loans, investments and floating rate mortgage-backed securities to better manage its interest rate risk. The increase in non-interest expense was primarily due to an increase in payroll and benefit related costs which were partially offset by a decrease in deposit insurance premiums and data processing costs. The increase in net interest income was principally attributable to increased interest income due to increased average balances of investment securities, and a decrease in interest expense due to lower overall rates paid on liabilities. The increase in non-interest expense was primarily attributable to the gain on sale of investments and increased deposit account and ATM fee income.

     Return on equity and return on assets for the twelve months ended June 30, 2004 were 7.64% and 0.58%, respectively.

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #



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



                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                      June 30,         June 30,
                                                       2004             2003
                                                    (Unaudited)      (Unaudited)
                                                    -----------      -----------

Total assets                                         $433,624          $367,188
Net loans receivable                                   67,969            91,669
Investment securities available-for-sale                4,416            25,641
Investment securities held-to-maturity                269,173           121,841
Mortgage-backed securities available-for-sale           3,357             4,387
Mortgage-backed securities held-to-maturity            72,233           107,492
Deposits                                              160,563           170,926
FHLB advances                                         149,736           153,390
Other borrowings                                       91,639             9,453
Equity                                                 29,198            30,618
Book value per share                                    11.84             11.86
Return on average assets                                 0.58%             0.89%
Return on average equity                                 7.64%            10.97%





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


                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                                     Three Months Ended                     Twelve Months Ended
                                                          June 30,                                June 30,
                                                        (Unaudited)                              (Unaudited)
                                            ------------------------------------       --------------------------------
                                                 2004                 2003                 2004                 2003
                                             -----------          -----------          -----------          -----------
Interest income                              $     4,173          $     4,139          $    16,006          $    19,231
Interest expense                                   2,741                2,761               10,987               11,810
                                             -----------          -----------          -----------          -----------
Net interest income                                1,432                1,378                5,019                7,421
Provision for loan losses                            (22)                (156)                (794)                (228)
                                             -----------          -----------          -----------          -----------
Net interest income after
  provision for loan losses                        1,454                1,534                5,813                7,649
Non-interest income                                  196                  162                  715                  730
Non-interest expense                                 877                  821                3,607                3,961
                                             -----------          -----------          -----------          -----------
Income before income tax
  expense                                            773                  875                2,921                4,418
Income taxes                                          57                   40                  619                1,070
                                             -----------          -----------          -----------          -----------

NET INCOME                                   $       716          $       835          $     2,302          $     3,348
                                             ===========          ===========          ===========          ===========

EARNINGS PER SHARE:
  Basic                                      $      0.29          $      0.32          $      0.91          $      1.28
  Diluted                                    $      0.29          $      0.32          $      0.90          $      1.28
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                        2,481,206            2,582,813            2,535,796            2,617,576
  Diluted                                      2,488,556            2,594,053            2,544,404            2,624,395








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